Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2019 RESULTS

JACKSON, Miss. (October 1, 2018) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the first quarter (thirteen weeks) ended September 1, 2018.

Net sales for the first quarter of fiscal 2019 were $340.6 million, a 29.6 percent increase, compared to $262.8 million for the first quarter of fiscal 2018. The Company reported net income of $12.4 million, or $0.26 per basic and diluted share, for the first quarter of fiscal 2019, compared to a loss of $16.0 million, or $0.33 per basic and diluted share, for the first quarter of fiscal 2018.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “We were pleased to begin fiscal 2019 with a solid financial and operating performance, as we experienced more favorable market conditions than a year ago. Our sales for the first quarter were up 29.6 percent, reflecting higher average customer selling prices for shell eggs and consistent sales volumes compared with the same period a year ago.

“While we experienced some volatility in market prices during the quarter, our average customer selling price for shell eggs was up 28.5 percent compared with the first quarter of fiscal 2018. According to recent reports from IRI, a consumer market research firm, demand trends have been favorable for retail customers. Food service demand remained steady and year-to-date shell egg exports were slightly higher than the same period last year. Together, these trends have supported market prices with a manageable level of egg supply. Although overall egg production growth has been modest, according to recent USDA reports, the number of chicks hatched has increased 11 percent since the beginning of calendar 2018, indicating future increases in laying hen numbers. Given these trends, the potential increase in the shell egg supply could create additional pricing pressure.

“Total dozens sold of specialty eggs, excluding co-pack sales, were up 9.7 percent over the same period last year, as consumer demand for specialty eggs has continued to support this segment of the egg market. Specialty egg prices were steady for the first quarter of fiscal 2019, with the average customer selling price at approximately the same level as a year ago. Specialty egg revenue was 34.2 percent of our total shell egg revenue, compared with 39.6 percent for the first quarter of fiscal 2018, due to higher market prices for non-specialty eggs in the current period. We remain focused on providing our customers with a favorable product mix of healthy and affordable options including conventional, cage-free, nutritionally enhanced and organic eggs.

“With the expected increase in demand for cage-free eggs, we are prepared to meet the needs of national retail grocery stores and restaurant chains who have pledged to move away from conventional eggs. We currently have additional capital projects underway to convert Cal-Maine Foods’ facilities to convertible/cage-free capacity and replace less efficient production. These projects are designed to offer the flexibility to produce conventional eggs or cage-free eggs, allowing us to more effectively manage our future product mix.

“Our operations ran well through the summer, and we reported operating income of $12.7 million compared with an operating loss of $24.4 million for the first quarter of fiscal 2018. For the first quarter of fiscal 2019, our farm production costs per dozen were up 7.3 percent, primarily due to increased feed costs. For the first quarter of fiscal 2019, our overall production was down 2.0 percent compared with a year ago, as we adjusted flock rotations to maximize production for the upcoming holiday season. Our feed costs per dozen were up 10.1 percent, due to the higher cost of feed ingredients, primarily soybean meal. Based on the USDA’s estimates for a record harvest for this year’s corn and soybean crops, we expect to have an ample supply of feed ingredients for fiscal 2019. However, grain prices have been volatile with the recently imposed international tariffs creating market uncertainty.

“In spite of changing market conditions, we remain focused on the aspects of our business that we can control. As always, we will manage our operations as efficiently as possible, strive to provide a favorable product mix, including

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CALM Reports First Quarter Fiscal 2019 Results

October 1, 2018

cage-free and other specialty eggs, and continue to meet the needs of our valued customers with exceptional service. We look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2019,” said Baker.

For the first quarter of fiscal 2019, Cal-Maine Foods will pay a cash dividend of approximately $0.085 per share to holders of its common and Class A common stock. Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable on November 15, 2018 to holders of record on October 31, 2018.

Selected operating statistics for the first quarter of fiscal 2019 compared with the prior-year period are shown below:

	13 Weeks Ended
	September 1, 2018	September 2, 2017
Dozen Eggs Sold (000)	250,060	249,464
Dozen Eggs Produced (000)	209,212	213,570
% Specialty Sales (dozen)*	23.8%	21.7%
% Specialty Sales (dollars)*	34.2%	39.6%
Net Average Selling Price (per dozen)	$1.307	$1.017
Net Average Selling Price Specialty Eggs (per dozen)*	$1.890	$1.878
Feed Cost (per dozen)	$0.413	$0.375

*Excludes co-pack specialty eggs

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports First Quarter Fiscal 2019 Results

October 1, 2018

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended
	September 1, 2018	September 2, 2017
Net sales	$340,583	$262,845
Cost of sales	283,455	245,509
Gross profit	57,128	17,336
Selling, general, and administrative expense	44,510	41,710
(Gain) loss on disposal of fixed assets	(59)	4
Operating income (loss)	12,677	(24,378)
Other income (expense), net	3,816	(139)
Income (loss) before income taxes and noncontrolling interest	16,493	(24,517)
Income tax (benefit) expense	3,750	(8,340)
Net income (loss) before noncontrolling interest	12,743	(16,177)
Less: Net income (loss) attributable to noncontrolling interest	338	(184)
Net income (loss) attributable to Cal-Maine Foods, Inc.	$12,405	$(15,993)

Net income (loss) per share:
Basic	$0.26	$(0.33)
Diluted	$0.26	$(0.33)
Weighted average shares outstanding
Basic	48,390	48,330
Diluted	48,516	48,330

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CALM Reports First Quarter Fiscal 2019 Results

October 1, 2018

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)

SUMMARY BALANCE SHEETS

	September 1, 2018	June 2, 2018
ASSETS
Cash and short-term investments	$321,412	$331,017
Receivables, net	94,548	85,839
Inventories	171,144	168,644
Prepaid expenses and other current assets	4,116	2,020
Current assets	591,220	587,520

Property, plant and equipment (net)	421,717	425,384
Other noncurrent assets	139,158	137,543
Total assets	$1,152,095	$1,150,447

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$93,208	$87,209
Accrued dividends payable	4,135	17,093
Current maturities of long-term debt and capital lease obligations	3,271	3,536
Current liabilities	100,614	107,838

Long-term debt and capital lease obligations, less current maturities	1,496	2,554
Deferred income taxes and other liabilities	84,421	84,373
Stockholders' equity	965,564	955,682
Total liabilities and stockholders' equity	$1,152,095	$1,150,447

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